Exhibit 5(a)

[Letterhead of Constellation Energy Group, Inc.]

March 4, 2009

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, MD 21202

Ladies and Gentlemen:

I am Senior Vice President and General Counsel for Constellation Energy Group, Inc., a Maryland corporation (the “Company”), and am furnishing this opinion in connection with the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof (as such registration statement may be amended or supplemented, the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Act”), two million (2,000,000) shares of common stock, without par value, of the Company (the “Shares”) to be issued pursuant to the Constellation Energy Group, Inc. Shareholder Investment Plan (the “Plan”).

In connection with this opinion, I have considered such records and documents, and made such examinations of law as I have deemed relevant. For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Upon the basis of such examination, I advise you that, in my opinion, any Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland. I did not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland as currently in effect.

Constellation Energy Group, Inc.

March 4, 2009

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Registration Statement in the section “Validity of the Securities.” In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Charles A. Berardesco

Charles A. Berardesco

Senior Vice President and General Counsel